Exhibit 99.1

PRESS RELEASE	AMERICAN RAILCAR INDUSTRIES, INC. 100 Clark Street, St. Charles, Missouri 63301 www.americanrailcar.com
636.940.6000

FOR RELEASE:	April 29, 2015

AMERICAN RAILCAR INDUSTRIES, INC. REPORTS
RECORD QUARTERLY REVENUE, EARNINGS AND SHIPMENTS
First Quarter 2015 Highlights

•	Record quarterly revenues of $263.8 million vs. prior year of $182.1 million - up 45%

•	Record quarterly earnings per share of $1.64 vs. prior year of $0.97 - up 69%

•	Record quarterly adjusted EBITDA of $72.0 million vs. prior year of $47.6 million - up 51%

•	Record quarterly railcar shipments of 2,668 vs. prior year of 1,610 - up 66%
St. Charles, MO, April 29, 2015 - American Railcar Industries, Inc. (ARI or the Company) (NASDAQ: ARII) today reported its first quarter 2015 financial results. Jeff Hollister, President and CEO of ARI, commented, “In the first quarter of 2015, we experienced new quarterly records for both revenue and earnings driven by strong levels of hopper and tank railcar shipments for direct sale. We continue to benefit from the growth of our lease fleet, our ability to efficiently produce high quality hopper and tank railcars and sustain high volumes of production at our facilities."
"We are investing capital and have plans to further expand our manufacturing flexibility and repair capacity to address the anticipated needs of the industry resulting from the pending tank railcar regulations. The current expansion projects at two of our existing repair plants are progressing and we expect these projects will be completed in 2015," Hollister added.
First Quarter Summary
Total consolidated revenues were $263.8 million for the first quarter of 2015, a new quarterly record and an increase of 45% when compared to $182.1 million for the same period in 2014. This increase was primarily driven by increased manufacturing revenues due to a higher mix of direct sale shipments relative to railcars shipped for the Company's lease fleet. Because revenues and earnings related to leased railcars are recognized over the life of the lease, ARI's quarterly results may vary depending on the mix of lease versus direct sale railcars that the Company ships during a given period.
Manufacturing revenues were $221.8 million for the first quarter of 2015, an increase of 44% compared to the same period in 2014. During the first quarter of 2015, ARI shipped 2,017 direct sale railcars and 651 railcars built for the Company's lease fleet, compared to 1,130 direct sale railcars and 480 railcars built for the lease fleet during the same period in 2014. Railcars built for the lease fleet represented 24% of ARI’s railcar shipments during the first quarter of 2015 compared to 30% for the same period in 2014. Hopper railcar shipments for direct sale increased significantly in the first quarter of 2015 compared to the same period of 2014 as that market has strengthened. In contrast, while production of tank railcars continues at strong levels, a higher percentage of tank railcars were built for the Company's lease fleet during the first quarter of 2015 compared to the same period of 2014. This has resulted in a greater mix of hopper railcars shipped for direct sale, which generally sell at lower prices than tank railcars due to less material and labor content.
Manufacturing revenues for the first quarter of 2015 exclude $83.7 million of estimated revenues related to railcars built for the Company's lease fleet, compared to $64.0 million for the same period in 2013. Estimated revenues related to railcars built for the Company's lease fleet increased due to a higher quantity of both hopper and tank railcars shipped for lease during the first quarter of 2015. Such revenues are based on an estimated fair market value of the leased railcars as if they had been sold to a third party, and are not recognized in consolidated revenues as railcar sales, but rather as lease revenues in accordance with the terms of the contract over the life of the lease.
Railcar leasing revenues were $24.6 million for the first quarter of 2015, an increase of 109% over the $11.7 million for the comparable period in 2014. The primary reasons for the increase in revenue were an increase in the number of railcars on lease and higher average lease rates. ARI had 8,381 railcars in its lease fleet as of March 31, 2015, compared to 4,930 railcars as of March 31, 2014.
Railcar services revenues were $17.4 million for the first quarter of 2015, an increase of 6% compared to $16.4 million for the same period in 2014. The primary reasons for the increase in revenue were a favorable change in the mix of work at the Company's repair facilities and the additional capacity resulting from the Company's Brookhaven repair facility that became operational during the third quarter of 2014.
Consolidated earnings from operations were $60.0 million for the first quarter of 2015, a new quarterly record and an increase of 64% over the $36.5 million for the same period in 2014. Earnings continue to benefit from strong sales of tank and hopper railcars. As a percentage of overall shipments, the Company shipped fewer railcars for its lease fleet in the first quarter of 2015 than in the first quarter of 2014. This shift in the mix of railcars for direct sale versus for lease also benefitted earnings for the quarter.
Consolidated operating margins increased to 22.8% for the first quarter of 2015, compared to 20.0% for the same period in 2014. This increase was primarily driven by the growth of the Company’s lease fleet, partially offset by lower operating margins driven by the higher mix of hopper railcars shipped for direct sale, as discussed above.
Manufacturing earnings from operations were $44.8 million for the first quarter of 2015 compared to $33.7 million for the same period in 2014. This increase was due primarily to a higher mix of direct sale shipments relative to railcars shipped for our lease fleet, as discussed above. Estimated profit on railcars built for the Company’s lease fleet was $25.6 million and $19.7 million for the first quarter of 2015 and 2014, respectively, and is excluded from manufacturing earnings from operations. Profit on railcars built for the Company's lease fleet is based on an estimated fair market value of revenues as if the railcars had been sold to a third party, less the cost to manufacture.
Railcar leasing earnings from operations were $14.8 million for the first quarter of 2015 compared to $6.2 million for the same period in 2014. This increase was due to the growth in the number of railcars in the Company's lease fleet and higher average lease rates.
Railcar services earnings from operations were $2.8 million for the first quarter of 2015 compared to $2.2 million for the same period in 2014. This increase was primarily due to the increase in revenues driven by the favorable change in the mix of work and the additional capacity resulting from the Company's Brookhaven repair facility, as discussed above.
Selling, general and administrative expenses were $7.7 million for the first quarter of 2015 compared to $9.4 million for the same period in 2014. This $1.7 million decrease was primarily due to a decrease of $2.8 million in share-based compensation expense driven by the decrease in our stock price of $2 per share during the first quarter of 2015 compared to an increase of $24 per share during the same period in 2014. This decrease was partially offset by an increase of $0.7 million in sales commissions due to a higher volume of direct sale hopper railcar shipments during the three months ended March 31, 2015 compared to the same period in 2014 and an increase of $0.4 million in other corporate expenses.
EBITDA, adjusted to exclude share-based compensation expense (Adjusted EBITDA), was $72.0 million for the first quarter of 2015, a new quarterly record, compared to $47.6 million for the comparable quarter of 2014. The increase resulted primarily from increased consolidated earnings from operations in addition to earnings from joint ventures improving by $2.4 million for the first quarter of 2015 compared to the comparable period in 2014. The improvement experienced by the Company's joint ventures was driven by increased sales and production levels due to strong railcar industry demand. A reconciliation of the Company’s net earnings to EBITDA and Adjusted EBITDA (both non-GAAP financial measures) is set forth in the supplemental disclosure attached to this press release.
Net earnings for the first quarter of 2015 were $35.0 million, or $1.64 per share, a new quarterly record, compared to $20.8 million, or $0.97 per share, in the same period in 2014. This increase was driven primarily by increased consolidated earnings from operations and improved results from the Company's joint ventures, as discussed above, partially offset by an increase in interest expense due to a higher average debt balance and a higher weighted average interest rate as a result of increased borrowings to support the growth of the Company's lease fleet.
Cash Flow and Liquidity
The Company’s strong earnings have contributed to cash flow from operations in the first three months of 2015 of $85.6 million. As of March 31, 2015, ARI had working capital of $382.8 million, including $310.1 million of cash and cash equivalents. In January 2015, the Company raised $625.5 million to increase cash, refinance its prior lease fleet financings and extend the maturity of its debt. The financing provided the Company with net cash of $211.6 million. As of March 31, 2015, ARI had $621.0 million of debt outstanding under the refinanced lease fleet financing facility.

At the board meeting in April, the Company’s board of directors declared a cash dividend of $0.40 per share of common stock of the Company to shareholders of record as of June 18, 2015 that will be paid on June 30, 2015.

Backlog
ARI's backlog as of March 31, 2015 was 10,471 railcars with an estimated value of $1.1 billion. Of the total backlog, 2,343, or 22%, were railcars subject to lease with an estimated market value of $267.5 million. Management expects that the Company's lease fleet will exceed 10,000 railcars by the end of 2015.

Other
In April 2015, ARI entered into a repair services and support agreement with ACF to provide repair and retrofit services. ARI will receive 30% of the net profits (as defined in the agreement) for Repair Services related to all railcars not owned by ARL or its subsidiaries and 20% of the net profits for Repair Services related to all railcars owned by ARL or its subsidiaries, if any, but will not absorb any losses incurred by ACF. Subject to certain early termination events, the agreement terminates on December 31, 2020.
Also in April 2015, ARI and ACF entered into a parts purchasing and sale agreement under which ARI and ACF may, from time to time, purchase from and sell to each other certain parts for railcars. The parts will be bought and sold for market price, as set forth in the agreement. Subject to certain early termination events, the agreement terminates on December 31, 2020.
Conference Call and Webcast
ARI will host a webcast and conference call on Thursday, April 30, 2015 at 10:00 am (Eastern Time) to discuss the Company’s first quarter 2015 financial results. In conjunction with this press release, ARI has posted a supplemental information presentation to its website. To participate in the webcast, please log-on to ARI’s investor relations page through the ARI website at www.americanrailcar.com. To participate in the conference call, please dial 877-745-9389. Participants are asked to log-on to the ARI website or dial in to the conference call approximately 10 to 15 minutes prior to the start time. An audio replay of the call will also be available on the Company’s website promptly following the earnings call.
About ARI
ARI is a leading North American designer and manufacturer of hopper and tank railcars. ARI provides its railcar customers with integrated solutions through a comprehensive set of high quality products and related services. ARI manufactures and sells railcars, custom designed railcar parts, and other industrial products. ARI and its subsidiaries also lease railcars manufactured by the Company to certain markets. In addition, ARI provides railcar repair services through its various repair facilities, including mini-shops and mobile units, offering a range of services from full to light repair. More information about American Railcar Industries, Inc. is available on its website at www.americanrailcar.com or call the Investor Relations Department, 636.940.6000.

Forward Looking Statement Disclaimer
This press release contains statements relating to expected financial performance and/or future business prospects, events and plans that are forward-looking statements. Forward-looking statements represent the Company’s estimates and assumptions only as of the date of this press release. Such statements include, without limitation, statements regarding industry trends, potential regulatory developments, anticipated customer demand for the Company’s products, the Company’s strategic objectives and long-term strategies, trends related to railcar shipments for direct sale versus lease, trends relating to operating margins or manufacturing efficiencies, anticipated benefits regarding the growth of the Company’s leasing business and the mix of railcars in our lease fleet, anticipated benefits regarding the Company’s current and potential future efforts to expand its railcar repair business, anticipated benefits of agreements with ACF, anticipated future production rates, the sufficiency of the Company's short- and long-term liquidity, the Company’s plans regarding future dividends, the Company’s backlog and any implication that the Company’s backlog may be indicative of future revenues. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from the results described in or anticipated by the Company’s forward-looking statements. The payment of future dividends, if any, and the amount thereof, will be at the discretion of ARI’s board of directors and will depend upon the Company’s operating results, strategic plans, capital requirements, financial condition, provisions of its borrowing arrangements, applicable law and other factors the Company’s board of directors considers relevant. Other potential risks and uncertainties include, among other things: basing financial or other information on judgments or estimates based on future performance or events; prospects in light of the cyclical nature of ARI’s business; the health of and prospects for the overall railcar industry; fluctuations in commodity prices, including oil and gas; the highly competitive nature of the manufacturing, railcar leasing and railcar services industries; ARI’s reliance upon a small number of customers that represent a large percentage of revenues and backlog; the variable purchase patterns of ARI’s railcar customers and the timing of completion, customer acceptance and shipment of orders; the Company’s ability to manage overhead and variations in production rates; the Company’s ability to recruit, retain and train adequate numbers of qualified personnel; fluctuating costs of raw materials, including steel, and railcar components and delays in the delivery of such raw materials and components; fluctuations in the supply of components and raw materials that ARI uses in railcar manufacturing; the impact of an economic downturn, adverse market conditions and restricted credit markets; the ongoing benefits and risks related to ARI’s relationship with Mr. Carl Icahn, ARI’s principal beneficial stockholder, through Icahn Enterprises L.P, and certain of his affiliates; the sufficiency of our liquidity and capital resources; the risk of being unable to market or remarket railcars for sale or lease at favorable prices or on favorable terms or at all; the impact, costs and expenses of any litigation ARI may be subject to now or in the future; the risks associated with the Company’s on-going compliance with environmental, health, safety, and regulatory laws and regulations, which may be subject to change; the conversion of ARI’s railcar backlog into revenues; the risks associated with the Company's current joint ventures; the risks, impact and anticipated benefits associated with potential joint ventures, acquisitions or new business endeavors; the implementation, integration with other systems or ongoing management of the Company’s new enterprise resource planning system; risks related to our indebtedness and compliance with covenants contained in the Company’s financing arrangements; and the additional risk factors described in ARI’s filings with the Securities and Exchange Commission. The Company expressly disclaims any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	March 31, 2015	December 31, 2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$310,056	$88,109
Restricted cash	16,972	7,178
Accounts receivable, net	39,735	33,618
Accounts receivable, due from related parties	12,593	33,027
Income taxes receivable	11,607	33,879
Inventories, net	121,623	117,007
Deferred tax assets	6,600	7,688
Prepaid expenses and other current assets	6,164	5,353
Total current assets	525,350	325,859
Property, plant and equipment, net	160,593	160,787
Railcars on leases, net	705,919	663,315
Deferred debt issuance costs, net	5,244	2,148
Goodwill	7,169	7,169
Investments in and loans to joint ventures	29,694	29,168
Other assets	7,587	3,963
Total assets	$1,441,556	$1,192,409
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$77,569	$68,789
Accounts payable, due to related parties	3,304	2,793
Accrued expenses and taxes	19,946	5,208
Accrued compensation	15,759	15,046
Deferred revenue	176	16,723
Short-term debt, including current portion of long-term debt	25,772	110,612
Total current liabilities	142,526	219,171
Long-term debt, net of current portion	595,214	298,342
Deferred tax liability	172,042	168,349
Pension and post-retirement liabilities	8,145	8,544
Other liabilities	2,649	2,587
Total liabilities	920,576	696,993
Stockholders’ equity:
Common stock, $0.01 par value, 50,000,000 shares authorized, 21,352,297 shares issued and outstanding as of March 31, 2015 and December 31, 2014	213	213
Additional paid-in capital	239,609	239,609
Retained earnings	287,378	260,943
Accumulated other comprehensive loss	(6,220)	(5,349)
Total stockholders’ equity	520,980	495,416
Total liabilities and stockholders’ equity	$1,441,556	$1,192,409

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts, unaudited)

	Three Months Ended
	March 31,
	2015	2014
Revenues:
Manufacturing (including revenues from affiliates of $121,196 and $41,235 for the three months ended March 31, 2015 and 2014, respectively)	$221,811	$153,963
Railcar leasing	24,585	11,746
Railcar services (including revenues from affiliates of $6,380 and $3,963 for the three months ended March 31, 2015 and 2014, respectively)	17,380	16,406
Total revenues	263,776	182,115
Cost of revenues:
Manufacturing	(174,534)	(118,365)
Railcar leasing	(7,701)	(4,491)
Railcar services	(13,845)	(13,365)
Total cost of revenues	(196,080)	(136,221)
Gross profit	67,696	45,894
Selling, general and administrative	(7,681)	(9,387)
Earnings from operations	60,015	36,507
Interest income (including income from related parties of $557 and $627 for the three months ended March 31, 2015 and 2014, respectively)	563	641
Interest expense	(4,738)	(1,672)
Loss on debt extinguishment	(2,126)	(1,896)
Other Income	6	5
Earnings (Loss) from joint ventures	1,797	(601)
Earnings before income taxes	55,517	32,984
Income tax expense	(20,541)	(12,214)
Net earnings	$34,976	$20,770
Net earnings per common share—basic and diluted	$1.64	$0.97

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
SEGMENT DATA
(In thousands, unaudited)

	Revenues			Earnings (Loss) from Operations
	External	Intersegment	Total	External	Intersegment	Total
	(in thousands)
Three Months Ended March 31, 2015
Manufacturing	$221,811	$83,731	$305,542	$44,793	$25,645	$70,438
Railcar leasing	24,585	—	24,585	14,786	(22)	14,764
Railcar services	17,380	102	17,482	2,840	27	2,867
Corporate/Eliminations	—	(83,833)	(83,833)	(2,404)	(25,650)	(28,054)
Total Consolidated	$263,776	$—	$263,776	$60,015	$—	$60,015
Three Months Ended March 31, 2014
Manufacturing	$153,963	$64,029	$217,992	$33,655	$19,730	$53,385
Railcar leasing	11,746	—	11,746	6,230	31	6,261
Railcar services	16,406	132	16,538	2,181	38	2,219
Corporate/Eliminations	—	(64,161)	(64,161)	(5,559)	(19,799)	(25,358)
Total Consolidated	$182,115	$—	$182,115	$36,507	$—	$36,507

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Three Months Ended
	March 31,
	2015	2014
Operating activities:
Net earnings	$34,976	$20,770
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	10,061	7,683
Amortization of deferred costs	152	109
Loss on disposal of property, plant, equipment and leased railcars	—	45
(Earnings) Losses from joint ventures	(1,797)	601
Provision for deferred income taxes	4,717	3,892
Provision for allowance for doubtful accounts receivable	(16)	31
Items related to financing activities:
Loss on debt extinguishment	2,126	1,896
Changes in operating assets and liabilities:
Accounts receivable, net	(6,149)	(40,846)
Accounts receivable, due from related parties	20,391	1,035
Income taxes receivable	22,272	1,904
Inventories, net	(4,730)	(15,874)
Prepaid expenses and other current assets	(897)	(5,147)
Accounts payable	8,804	10,423
Accounts payable, due to related parties	511	507
Accrued expenses and taxes	(1,077)	2,679
Other	(3,770)	2,883
Net cash provided by (used in) operating activities	85,574	(7,409)
Investing activities:
Purchases of property, plant and equipment	(4,972)	(3,585)
Capital expenditures - leased railcars	(48,095)	(43,947)
Proceeds from repayments of loans by joint ventures	1,250	1,125
Net cash used in investing activities	(51,817)	(46,407)
Financing activities:
Repayments of long-term debt	(413,275)	(196,527)
Proceeds from long-term debt	625,306	318,682
Change in interest reserve related to long-term debt	(9,794)	(87)
Payment of common stock dividends	(8,541)	(8,541)
Debt issuance costs	(5,271)	(2,403)
Net cash provided by financing activities	188,425	111,124
Effect of exchange rate changes on cash and cash equivalents	(235)	(72)
Increase in cash and cash equivalents	221,947	57,236
Cash and cash equivalents at beginning of period	88,109	97,252
Cash and cash equivalents at end of period	$310,056	$154,488

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO EBITDA AND ADJUSTED EBITDA
(In thousands, unaudited)

	Three Months Ended March 31,
	2015	2014
Net earnings	$34,976	$20,770
Income tax expense	20,541	12,214
Interest expense	4,738	1,672
Loss on debt extinguishment	2,126	1,896
Interest income	(563)	(641)
Depreciation	10,061	7,683
EBITDA	$71,879	$43,594
Expense related to stock appreciation rights compensation	107	4,006
Adjusted EBITDA	$71,986	$47,600

EBITDA represents net earnings before income tax expense, interest expense (income), loss on debt extinguishment and depreciation of property, plant and equipment. The Company believes EBITDA is useful to investors in evaluating ARI’s operating performance compared to that of other companies in the same industry. In addition, ARI’s management uses EBITDA to evaluate operating performance. The calculation of EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. EBITDA is not a financial measure presented in accordance with U.S. generally accepted accounting principles (U.S. GAAP). Accordingly, when analyzing the Company’s operating performance, investors should not consider EBITDA in isolation or as a substitute for net earnings, cash flows provided by operating activities or other statement of operations or cash flow data prepared in accordance with U.S. GAAP. The calculation of EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.
Adjusted EBITDA represents EBITDA before share-based compensation expense related to stock appreciation rights (SARs). Management believes that Adjusted EBITDA is useful to investors in evaluating the Company’s operating performance, and therefore uses Adjusted EBITDA for that purpose. The Company’s SARs, which settle in cash, are revalued each period based primarily upon changes in ARI’s stock price. Management believes that eliminating the expense associated with share-based compensation allows management and ARI’s investors to understand better the operating results independent of financial changes caused by the fluctuating price and value of the Company’s common stock and certain non-recurring events. Adjusted EBITDA is not a financial measure presented in accordance with U.S. GAAP. Accordingly, when analyzing operating performance, investors should not consider Adjusted EBITDA in isolation or as a substitute for net earnings, cash flows provided by operating activities or other statements of operations or cash flow data prepared in accordance with U.S. GAAP. The Company’s calculation of Adjusted EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.